Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:      Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces First Quarter 2017 Results

•                  Net income for the three months ended March 31, 2017 rose by 14.2% to $4.32 million from $3.78 million for the three months ended March 31, 2016.

•                  Fully diluted earnings per share for the three months ended March 31, 2017 rose by 12.2% to $0.46 compared to $0.41 per diluted share for the three months ended March 31, 2016.

•                  Interest income on loans for the three months ended March 31, 2017 rose to $13.51 million from $12.36 million for the three months ended March 31, 2016, an increase of 9.3%.

•                  Noninterest expense for the three months ended March 31, 2017 decreased to $8.71 million from $9.06 million for the three months ended March 31, 2016, a decrease of 3.9%.

•                  The Board of Directors approved a quarterly cash dividend of $0.20 per share, which is Territorial Bancorp Inc.’s 30th consecutive quarterly dividend.

•                  On April 4, 2017, we opened our 29th branch, located in the growing Kapiolani/Keeaumoku area.

•                  Return on average assets rose to 0.92% for the three months ended March 31, 2017 from 0.83% at March 31, 2016.  During the same period, the return on average equity rose to 7.53% from 6.84%, while the efficiency ratio improved to 55.52% from 58.89%.

Honolulu, Hawaii, April 27, 2017 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $4.32 million or $0.46 per diluted share for the three months ended March 31, 2017, compared to $3.78 million or $0.41 per diluted share for the three months ended March 31, 2016.

The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.20 per share.  The dividend is expected to be paid on May 25, 2017 to stockholders of record as of May 11, 2017.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “Our first quarter of 2017 has been strong and we are looking forward to continuing this momentum through the remainder of the year.  Hawaii’s tourism industry saw a record number of visitors in 2016 and this growth has continued in 2017.  The strength of Hawaii’s economy has given us an opportunity to successfully expand our loan portfolio, which in turn has increased our net income and earnings per share.  In early April we opened our 29th branch in the middle of the thriving Keeaumoku area.”

Interest Income

Net interest income after provision for loan losses increased to $14.59 million for the three months ended March 31, 2017 from $14.47 million for the three months ended March 31, 2016. Total interest income was $16.78 million for the three months ended March 31, 2017 compared to $16.38 million for the three months ended March 31, 2016. The increase in interest income was primarily due to a $1.15 million increase in interest income on loans, which occurred primarily because of the $150.42 million growth in average loans receivable over the past year as new loan originations exceeded loan repayments and loan sales.  The increase in interest income on loans was offset by a $794,000 decline in interest income on investment securities primarily due to an $87.86 million decrease in the average investment securities over the past year, as repayments and sales exceeded securities purchased.

Interest Expense and Provision for Loan Losses

Total interest expense increased to $2.12 million for the three months ended March 31, 2017 from $1.88 million for the three months ended March 31, 2016.  Interest expense on deposits grew to $1.65 million for the three months ended March 31, 2017 from $1.41 million for the three months ended March 31, 2016.  The increase in interest expense on deposits occurred because of a $51.16 million growth in average total deposits over the past year and a five basis point increase in the cost of savings deposits.  For the three months ended March 31, 2017, the provision for loan losses was $71,000 compared to a $28,000 provision for the three months ended March 31, 2016.

Noninterest Income

Noninterest income was $1.02 million for the three months ended March 31, 2017 compared to $886,000 for the three months ended March 31, 2016.  The $136,000 increase in noninterest income was primarily due to a $100,000 increase in service fees on loan and deposit accounts and a $95,000 increase in the gain on sale of investment securities, which were offset by a $21,000 decrease in income on bank-owned life insurance and a $40,000 decrease in other non-interest income for the three months ended March 31, 2017 as compared to the three months ended March 31, 2016.  The $100,000 growth in service fees on loan and deposit accounts is due to an increase in appraisal fee and debit card income and a reduction in the amortization of premiums on loans sold.

Noninterest Expense

Noninterest expense decreased by $352,000 to $8.71 million for the three months ended March 31, 2017 compared to $9.06 million for the three months ended March 31, 2016.  The primary cause of the decrease in noninterest expense was a $308,000 reduction in salaries and employee benefits.  The decrease in salaries and employee benefits is primarily related to a reduction in the costs of our share-based compensation plans, which occurred when a majority of the awards issued under the 2010 equity incentive plan became fully vested in August of 2016.  In addition, an increase in the capitalized cost of new loan originations reduced compensation expense.  As new loans are originated, the Bank capitalizes the cost of new loan originations and reduces salary expense attributable to such originations.  Equipment expense was $866,000 for the three months ended March 31, 2017 compared to $906,000 for the three months ended March 31, 2016.  The decrease in equipment expense is primarily due to a decline in equipment depreciation expense and data processing expense.  Federal deposit insurance premiums for the three months ended March 31, 2017 was $148,000 compared to $225,000 for the three months ended March 31, 2016.  The decrease in federal deposit insurance premiums occurred because of a decline in the Bank’s insurance premium rate.  Other general and administrative expenses was $1.13 million for the three months ended March 31, 2017 compared to $1.08 million for the three months ended March 31, 2016.  The increase in other general and administrative expenses is primarily due to an increase in other professional services.

Income Taxes

Income tax expense for the three months ended March 31, 2017 was $2.58 million compared to $2.51 million for the three months ended March 31, 2016.  Income tax expense in the first quarter of 2017 included a $208,000 tax benefit related to the exercise of stock options.  Starting in 2017, a new accounting standard requires that any excess tax benefits resulting from the exercise of stock options be recognized in income tax expense.  Prior to the adoption of the new standard, the excess tax benefits were recorded as additional paid-in capital.  The amount of tax benefits or deficiencies recognized in income tax expense depends on the number of options exercised and the stock price at the time the options were exercised and at the time of vesting.

Assets and Equity

Total assets increased to $1.936 billion at March 31, 2017 from $1.878 billion at December 31, 2016.  Loans receivable rose by $31.23 million to $1.367 billion at March 31, 2017 from $1.336 billion at December 31, 2016 as residential mortgage loan originations exceeded loan repayments and sales. Cash and cash equivalents also grew by $41.85 million to $103.12 million at March 31, 2017 from $61.27 million at December 31, 2016.  The growth in loans receivable and cash and cash equivalents was funded primarily by a $55.71 million increase in deposits and a $15.67 million decrease in investment securities.  Deposits increased to $1.549 billion at March 31, 2017 from $1.493 billion at December 31, 2016.  The growth in deposits is primarily due to a $40.7 million increase in public deposits held in certificates of deposit.  Investment securities declined to $391.99 million at March 31, 2017 from $407.66 million at December 31, 2016 as repayments and the sale of securities exceeded new purchases. Total stockholders’ equity increased to $232.62 million at March 31, 2017 from $229.79 million at December 31, 2016.  The increase in stockholders’ equity occurred as the Company’s net income for the year exceeded dividends paid to shareholders.

Share Repurchases

For the quarter ended March 31, 2017, the Company did not repurchase any shares under its previously announced seventh repurchase program, which permits the repurchase of up to 275,000 shares or approximately 3% of the current outstanding shares.  The Company uses share repurchases as part of its overall program to enhance shareholder value.  In evaluating the share repurchase programs, the Company considers the effect of repurchases on its tangible book value per share. At the Company’s current share price level, the amount of dilution to tangible book value may continue to limit the Company’s share repurchases.  The Company will continue to closely monitor this issue and, depending on market and other conditions, will conduct repurchases when it makes financial sense.

Asset Quality

Total delinquent loans 90 days or more past due and not accruing totaled $923,000 (7 loans) at March 31, 2017, compared to $1.40 million (7 loans) at December 31, 2016.  Non-performing assets totaled $3.49 million at March 31, 2017 compared to $4.56 million at December 31, 2016.  The ratio of non-performing assets to total assets declined to 0.18% at March 31, 2017 from 0.24% at December 31, 2016 and continues to remain one of the lowest in the country.  The allowance for loan losses at March 31, 2017 was $2.54 million and represented 0.19% of total loans compared to $2.45 million and 0.18% of total loans as of December 31, 2016.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank.  Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii.  Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 29 branch offices in the state of Hawaii.  For additional information, please visit the Company’s website at:  https://www.territorialsavings.net.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

• statements of our goals, intentions and expectations;

• statements regarding our business plans, prospects, growth and operating strategies;

• statements regarding the asset quality of our loan and investment portfolios; and

• estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

• general economic conditions, either nationally, internationally or in our market areas, that are worse than expected;

• competition among depository and other financial institutions;

• inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

• adverse changes in the securities markets;

• changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

• our ability to enter new markets successfully and capitalize on growth opportunities;

• our ability to successfully integrate acquired entities, if any;

• changes in consumer spending, borrowing and savings habits;

• changes in market and other conditions that would affect our ability to repurchase our shares of common stock.

• changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

• changes in our organization, compensation and benefit plans;

• changes in our financial condition or results of operations that reduce capital available to pay dividends; and

• changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Territorial Bancorp Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016
Interest income:
Loans	$13,513	$12,361
Investment securities	3,081	3,875
Other investments	187	144
Total interest income	16,781	16,380

Interest expense:
Deposits	1,651	1,408
Advances from the Federal Home Loan Bank	254	257
Securities sold under agreements to repurchase	216	218
Total interest expense	2,121	1,883

Net interest income	14,660	14,497
Provision for loan losses	71	28

Net interest income after provision for loan losses	14,589	14,469

Noninterest income:
Service fees on loan and deposit accounts	556	456
Income on bank-owned life insurance	226	247
Gain on sale of investment securities	95	—
Gain on sale of loans	63	61
Other	82	122
Total noninterest income	1,022	886

Noninterest expense:
Salaries and employee benefits	5,118	5,426
Occupancy	1,449	1,420
Equipment	866	906
Federal deposit insurance premiums	148	225
Other general and administrative expenses	1,126	1,082
Total noninterest expense	8,707	9,059

Income before income taxes	6,904	6,296
Income taxes	2,583	2,512
Net income	$4,321	$3,784

Basic earnings per share	$0.47	$0.42
Diluted earnings per share	$0.46	$0.41
Cash dividends paid per common share	$0.20	$0.18
Basic weighted-average shares outstanding	9,215,142	9,034,919
Diluted weighted-average shares outstanding	9,445,989	9,305,615

Territorial Bancorp Inc. and Subsidiaries

Consolidated Balance sheets (Unaudited)

(Dollars in thousands, except per share data)

	March 31,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$103,123	$61,273
Investment securities held to maturity, at amortized cost (fair value of $392,384 and $407,922 at March 31, 2017 and December 31, 2016, respectively)	391,988	407,656
Loans held for sale	1,752	1,601
Loans receivable, net	1,367,217	1,335,987
Federal Home Loan Bank stock, at cost	5,013	4,945
Federal Reserve Bank stock, at cost	3,103	3,095
Accrued interest receivable	4,766	4,732
Premises and equipment, net	4,843	4,327
Bank-owned life insurance	43,520	43,294
Income taxes receivable	—	122
Deferred income tax assets, net	7,537	7,905
Prepaid expenses and other assets	2,929	2,625
Total assets	$1,935,791	$1,877,562

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,548,906	$1,493,200
Advances from the Federal Home Loan Bank	69,000	69,000
Securities sold under agreements to repurchase	55,000	55,000
Accounts payable and accrued expenses	23,419	23,258
Income taxes payable	3,328	1,616
Advance payments by borrowers for taxes and insurance	3,514	5,702
Total liabilities	1,703,167	1,647,776

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,805,248 and 9,778,974 shares at March 31, 2017 and December 31, 2016, respectively.	98	98
Additional paid-in capital	72,149	71,914
Unearned ESOP shares	(5,750)	(5,872)
Retained earnings	171,441	168,962
Accumulated other comprehensive loss	(5,314)	(5,316)
Total stockholders’ equity	232,624	229,786
Total liabilities and stockholders’ equity	$1,935,791	$1,877,562

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Selected Financial Data (Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Performance Ratios (annualized):

Return on average assets	0.92%	0.83%
Return on average equity	7.53%	6.84%
Net interest margin on average interest earning assets	3.21%	3.28%
Efficiency Ratio	55.52%	58.89%

	At March	At December
	31, 2017	31, 2016
Selected Balance Sheet Data:

Book value per share (1)	$23.72	$23.50
Stockholders’ equity to total assets	12.02%	12.24%

Asset Quality
(Dollars in thousands):

Delinquent loans 90 days past due and not accruing (2)	$923	$1,401
Non-performing assets (2)	$3,492	$4,559
Allowance for loan losses	$2,540	$2,452
Non-performing assets to total assets	0.18%	0.24%
Allowance for loan losses to total loans	0.19%	0.18%
Allowance for loan losses to non-performing assets	72.74%	53.78%

Note:

(1) Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding

(2) Non-performing assets consist of non-accrual loans and real estate owned.  Amounts are net of charge-offs